                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                           (Amendment No. _________)


                               HealthCentral.com
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   42221V106
--------------------------------------------------------------------------------
                                (CUSIP Number)

                               December 14, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

-----------------------
  CUSIP NO. 42221V106
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      more.com, Inc.

      D.R. Barthol & Company
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      more.com, Inc. is a Delaware corporation

      D.R. Barthol & Company is a sole proprietorship doing business in
      California
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            N/A

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          4,502,273
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             N/A

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          4,502,273
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,502,273

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (See Instructions): [ ]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
11
      8.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions):
12
      more.com, Inc. is a CO

      D.R. Barthol & Company is a OO (sole proprietorship)
------------------------------------------------------------------------------
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Item 1

         (a)  Name of Issuer:

              HealthCentral.com

         (b)  Address of Issuer's Principal Executive Offices:

              6001 Shellmound Street, Suite 800
              Emeryville, CA 94608

Item 2

         (a)  Name of Person(s) Filing:

              more.com, Inc.

         (b)  Address of Principal Business Office or, if none, Residence:

              California

         (c)  Citizenship:

              Delaware

         (d)  Title of Class of Securities:

              Common Stock

         (e)  CUSIP Number:

              42221V106

Item 2

         (a)  Name of Person(s) Filing:

              D.R. Barthol & Company

         (b)  Address of Principal Business Office or, if none, Residence:

              317 Lennon Lane, Suite 100
              Walnut Creek, CA 94598

         (c)  Citizenship:

              California

         (d)  Title of Class of Securities:

              Common Stock

         (e)  CUSIP Number:

              42221V106

Item 3 If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         (a) [_] Broke or dealer registered under section 15 of the Act (15 U.S.C. 78o);

         (b)  [_]  Bank as defined in Section 3(a)(6) of the Act
                   (15 U.S.C. 78c);

         (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

         (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

         (e)  [ ]  An investment adviser in accordance with
                   (S)(S)240.13d-1(b)(1)(ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with (S)(S)240.13d-1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with (S)(S)240.13d-1(b)(1)(ii)(G);

         (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)  [ ]  Group, in accordance with (S)(S)240.13d-I (b)(1)(ii)(J).

Item 4.  Ownership

         (a)  Amount beneficially owned:

              4,502,273

         (b)  Percent of class:

              8.9%

         (c)  Number of shares as to which the person has

              (i)    Sole power to vote or to direct the vote:

                     N/A

              (ii)   Shared power to vote or to direct the vote:

                     4,502,273

              (iii)  Sole power to dispose or to direct the disposition of:

                     N/A

              (iv)   Shared power to dispose or to direct the disposition of:

                     4,502,273

Item 5.  Ownership of Five Percent or Less of a Class:

         N/A

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

         more.com, Inc. has assigned for the benefit of its creditors all of its assets to D.R. Barthol & Company ("Barthol"). Barthol has the power to direct the dividends or proceeds from the sale of all of more.com, Inc.'s shares.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

         N/A

Item 8.  Identification and Classification of Members of the Group:

         N/A

Item 9.  Notice of Dissolution of Group:

         N/A

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

The undersigned, Frank Newman, as Chief Executive Officer of more.com, Inc., constitutes and appoints Donald R. Barthol as the true and lawful attorney-in-fact and agent of more.com, Inc., with full power of substitution and resubstitution, for more.com, Inc. and in the name, place and stead of more.com, Inc., to sign any and all amendments to the Schedule 13G filed herein, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission and any and all other entities or authorities with which such amendments or documents are required to be filed, granting unto said attorney-in-fact and agent full power and authority to do and be done all acts in connection with such amendments or other documents, as fully to all intents and purposes as more.com, Inc. might or could do and hereby ratifies and confirms all that said attorney-in-fact and agent, or substitute of more.com, Inc. may lawfully do or cause to be done by virtue hereof.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          March 16, 2001
                                    --------------------------------------------
                                    Date


                                    more.com, Inc.

                                         /s/ Frank Newman
                                    --------------------------------------------
                                    By:  Frank Newman
                                         Chief Executive Officer


                                    D.R. Barthol & Company

                                         /s/ Donald R. Barthol
                                    --------------------------------------------
                                    By:  Donald R. Barthol
                                         Principal

                                   Exhibit A
                    Agreement To Jointly File Schedule 13G

Each of the undersigned agrees that the Schedule 13G filed herein may be filed on behalf of each of the undersigned. This joint filing may be executed in counterparts.

                                          March 16, 2001
                                    --------------------------------------------
                                    Date


                                    more.com, Inc.

                                         /s/ Frank Newman
                                    --------------------------------------------
                                    By:  Frank Newman
                                         Chief Executive Officer


                                    D.R. Barthol & Company

                                         /s/ Donald R. Barthol
                                    --------------------------------------------
                                    By:  Donald R. Barthol
                                         Principal